EXHIBIT 99.1

7961 SHAFFER PARKWAY SUITE 5 LITTLETON, COLORADO 80127 TELEPHONE (720) 981-1185 FAX (720) 981-1186

Trading Symbol: VGZ
Toronto and NYSE MKT Stock Exchanges

 __________________ NEWS _______________

Vista Gold Corp. Announces Appointment of John F. Engele as Sr. Vice President – CFO

Denver, Colorado, May 29, 2012 - Vista Gold Corp. (“Vista” or the “Corporation”) (NYSE MKT and TSX: VGZ) today announced the appointment of John F. (“Jack”) Engele as Sr. Vice President - Chief Financial Officer (“CFO”) of the Corporation.  Ms. Terri Eggert, Interim Chief Financial Officer, will continue with the Corporation for a short period to ensure a smooth transition.

Mr. Engele has over 25 years of mining finance and accounting experience including more than 12 years of experience in senior finance executive and CFO roles.  Mr. Engele has substantial industry expertise in multiple areas including strategic planning, project and corporate finance, accounting, tax, risk management and regulatory compliance.  Most recently Mr. Engele was the Sr. Vice President - CFO of Electrum Ltd. (a privately held global gold exploration company).  Previously, Mr. Engele served as the CFO of AngloGold Ashanti, North America and Vice President Finance - CFO of Queenstake Resources Ltd.  Mr. Engele also has prior experience with Vista, having served as the Corporation’s Vice President Finance - CFO from 2001-2003.  Mr. Engele is a Certified Management Accountant in British Columbia, Canada and holds an MBA in Finance and Accounting from Regis University in Denver, Colorado.

Vista’s President and Chief Executive Officer, Fred Earnest, commented, “We are very pleased to have Jack return to Vista as our Sr. Vice President - CFO.  His broad mining industry finance experience is an excellent complement to the project analysis/development skill sets of the rest of our senior management team.  We look forward to his contributions to assist us with achieving our goal of becoming a gold producer.  I would also like to thank and acknowledge Terri Eggert for her efforts as Vista’s interim CFO over the past 12 months and wish her well in her future endeavors.”

About Vista Gold Corp.

Vista is focused on the development of the Mt. Todd gold project in Northern Territory, Australia, to achieve its goal of becoming a gold producer. Vista is advancing exploration on its Guadalupe de los Reyes gold/silver project in Mexico and has granted Invecture Group, S.A. de C.V. a right to earn a 62.5% interest in the Concordia gold project in Mexico. Vista’s other holdings include the Awak Mas gold project in Indonesia and the Long Valley gold project in California. For more information about our projects, including technical studies and resource estimates, please visit our website at www.vistagold.com.

For further information, please contact Connie Martinez at (720) 981-1185.